As filed with the Securities and Exchange Commission on August 12, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EverQuote, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-3101161
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

210 Broadway Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Performance Stock Unit Inducement Awards

Restricted Stock Unit Inducement Awards

(Full Title of the Plan)

Jayme Mendal

President and Chief Executive Officer

EverQuote, Inc.

210 Broadway

Cambridge, Massachusetts 02139

(Name and Address of Agent For Service)

(855) 522-3444

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.001 par value per share	103,548(2)	$22.61(5)	$2,341,220.28(5)	$255.43
Class A Common Stock, $0.001 par value per share	207,103(3)	$22.61(5)	$4,682,598.83(5)	$510.87
Class A Common Stock, $0.001 par value per share	52,529(4)	$22.61(5)	$1,187,680.69(5)	$129.58
Total	363,180		$8,211,499.80(5)	$895.87

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of 86,518 shares of the Registrant’s Class A Common Stock, par value $0.001 per share (“Class A Common Stock”) issuable under inducement performance stock unit awards pursuant to inducement performance stock unit agreements providing for vesting without reference to the dollar value of the shares of Class A Common Stock delivered to the respective awardees upon vesting of the performance stock unit awards, to be entered into by the Registrant and certain employees of the Registrant on August 13, 2021, in accordance with Nasdaq Listing Rule 5635(c)(4) (“Share-Based Inducement PSUs”).

(3)

Consists of 173,042 shares of the Registrant’s Class A Common Stock, par value $0.001 per share issuable under inducement performance stock unit awards pursuant to inducement performance stock unit agreements that calculate the number of shares of Class A Common Stock delivered to the respective awardees upon vesting of the performance stock unit awards by reference to the dollar value of such shares, to be entered into by the Registrant and certain employees of the Registrant on August 13, 2021, in accordance with Nasdaq Listing Rule 5635(c)(4) (“Dollar-Based Inducement PSUs”).

(4)

Consists of 52,529 shares of Class A Common Stock issuable under inducement restricted stock unit awards pursuant to inducement restricted stock unit agreements to be entered into by the Registrant and certain employees of the Registrant on August 13, 2021, in accordance with Nasdaq Listing Rule 5635(c)(4) (“Inducement RSUs”).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act, based on the average of the high and low prices of the Class A Common Stock as reported on the Nasdaq Global Market on August 11, 2021 for the (i) 103,548 shares issuable under the Share-Based Inducement PSUs, (ii) 207,103 shares issuable under the Dollar-Based Inducement PSUs and (iii) 52,529 shares issuable under the Inducement RSUs.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register a total of 363,180 shares of Class A Common Stock pursuant to inducement equity awards to be granted by the Registrant to employees of the Registrant in the amounts and on the date detailed below (the “Inducement Awards”):

(i) performance stock unit awards with respect to 103,548 shares of Class A Common Stock to be granted on August 12, 2021 providing for vesting without reference to the dollar value of the shares of Class A Common Stock delivered to the respective awardees upon vesting of the performance stock unit awards;

(ii) performance stock unit awards with respect to 207,103 shares of Class A Common Stock to be granted on August 12, 2021 that calculate the number of shares of Class A Common Stock delivered to the respective awardees upon vesting of the performance stock unit awards by reference to the dollar value of such shares; and

(iii) restricted stock unit awards with respect to 52,529 shares of Class A Common Stock to be granted on August 12, 2021.

Each Inducement Award was approved by the Registrant’s board of directors as an inducement material to such employee’s acceptance of employment with the Registrant in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Awards will be granted outside of the Registrant’s 2018 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 with respect to the Inducement Awards are included in the documents sent or given to the recipient of the Inducement Awards covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The information required by Item 2 with respect to the Inducement Awards is included in the documents sent or given to the recipient of the Inducement Awards covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement on Form S-8 is being filed to register an aggregate of 363,180 shares of Class A Common Stock issuable pursuant to the Inducement Awards.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)    The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)    The description of the securities contained in the Registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The registrant’s certificate of incorporation provides that no director of the registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust, or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The registrant’s certificate of incorporation provides that the registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the registrant’s request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The registrant’s certificate of incorporation provides that the registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the registrant to procure a judgment in the registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

In addition, the registrant has entered into indemnification agreements with each of its executive officers and directors. These indemnification agreements may require the registrant, among other things, to indemnify each such director or executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of the registrant’s directors or executive officers.

The registrant maintains a general liability insurance policy that covers certain liabilities of the directors and officers of the registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Number	Description	Form	File Number	Filing Date	Exhibit Number
4.1	Restated Certificate of Incorporation of the Registrant	8-K	001-38549	July 2, 2018	3.1

4.2	Amended and Restated Bylaws of the Registrant	8-K	001-38549	July 2, 2018	3.2

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included on the signature pages of this Registration Statement)

99.1*+	Form of Performance Stock Unit Award Agreement for Share-Based Inducement PSUs

99.2*+	Form of Performance Stock Unit Award Agreement for Dollar-Based Inducement PSUs

99.3*	Form of Restricted Stock Unit Award Agreement

*	Filed herewith
+	Certain schedules have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request.

Item 9. Undertakings.

1.    Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on this 12th day of August, 2021.

EVERQUOTE, INC.

By:	/s/ Jayme Mendal
Jayme Mendal
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of EverQuote, Inc., hereby severally constitute and appoint Jayme Mendal, John Wagner and David Mason, and each of them singly (with full power to each of them to act alone), as our true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution in each of them for him and his name, place and stead, and in any and all capacities, to sign the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable EverQuote, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jayme Mendal Jayme Mendal	President and Chief Executive Officer and Director (Principal Executive Officer)	August 12, 2021

/s/ John Wagner John Wagner	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 12, 2021

/s/ David Blundin David Blundin	Chairman of the Board of Directors	August 12, 2021

/s/ Darryl Auguste Darryl Auguste	Director	August 12, 2021

/s/ Sanju Bansal Sanju Bansal	Director	August 12, 2021

/s/ Paul Deninger Paul Deninger	Director	August 12, 2021

/s/ John Lunny John Lunny	Director	August 12, 2021

/s/ George Neble George Neble	Director	August 12, 2021

/s/ John Shields John Shields	Director	August 12, 2021

/s/ Mira Wilczek Mira Wilczek	Director	August 12, 2021